UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
 of the Securities Exchange Act of 1934

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Providence and Worcester Railroad Company

(Name of Registrant as Specified In Its Charter)

Not Applicable

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The attached Memorandum and Question and Answer sheet were distributed to employees of Providence and Worcester Railroad Company on August 15, 2016.

MEMORANDUM	Providence and Worcester Railroad Company 75 Hammond Street Worcester, MA 01610

TO:	All Employees

FROM:	P. Scott Conti, President & Chief Operating Officer

CC:	Robert H. Eder, Chairman & Chief Executive Officer

DATE:	August 15, 2016

I am writing to you all today regarding a significant announcement about the future of our Company. On Friday, August 12, 2016, Providence and Worcester Railroad Company ("P&W" or the "Company") entered into a definitive agreement to be acquired by Genesee & Wyoming Inc. ("G&W"). Because P&W is a publicly traded company, I was unfortunately legally barred from speaking with you before the agreement was reached and publicly announced. Over the next few days, you will likely see more information about this transaction in industry publications and news outlets.

As many of you know, Robert H. Eder, the Company's Chairman and Chief Executive Officer, has been at the Company's helm since the late 1960's. During his stewardship, the Company broke away from the Penn Central Railroad Company, commenced independent operations, and expanded its service beyond it two namesake cities to become a major regional railroad operating over approximately 516 miles of track in Connecticut, Massachusetts, New York, and Rhode Island. Each one of you has contributed to the Company's success.

Until the transaction is complete, the Company and G&W will remain separate entities, and it will be business as usual for all of us. The key to our success has always been – and will continue to be – the dedication and strong work ethic embodied by our workforce. As we move forward, we ask that you continue to focus on performing your day-to-day responsibilities in a safe and effective manner and continue to provide our customers, shippers, and communities with the excellent service they have come to expect.

I know this announcement will generate a lot of questions. I have, therefore, enclosed a brief Question & Answer sheet along with this announcement that will help answer some of your more immediate questions. In the coming weeks, however, we will endeavor to communicate more information to you as quickly as we can regarding the transaction and any plans or decisions that may impact you. The transaction is subject to regulatory approvals, including approval from the U.S. Surface Transportation Board (STB), customary closing conditions and approval by the Company's shareholders. We will prepare for all of those approvals over the coming months and we expect the transaction to close in the fourth quarter of 2016.

Questions & Answers

1.	Who is Genesee & Wyoming Inc.?

G&W is a short-line and regional railroad holding company that owns or leases 121 railroads in North America, Australia and Europe with more than 15,000 track miles. G&W has its roots in the Class III Genesee and Wyoming Railroad, which began in 1899. They are long-term owners, industry leaders in safety, and outscore the trucking and overall rail industries in customer satisfaction.

Please note, G&W currently plans to be in Worcester on Wednesday, August 17, to meet with P&W employees.

2.	Why has the Board chosen to take this step?

Because we are a public company, the Board of Directors is required to seek value for shareholders. Accordingly, the Company's Directors determined that it was in the shareholders' best interest to evaluate strategic options to accelerate the realization of shareholder value. This transaction will provide many benefits, including additional capital needed to invest in our infrastructure, more competitive choices for our customers and shippers, and more opportunities to grow our existing market share and expand into new areas.

3.	Why weren't we told about the deal before now?

As the Company is a publicly-traded company, any communication regarding these types of transactions is strictly regulated by the United States Securities and Exchange Commission.

4.	When will this happen?

In addition to Surface Transportation Board (STB) and other various regulatory approvals, this transaction is also subject to approval by the Company's shareholders. The Company expects the transaction will be completed in the fourth quarter of 2016.

5.	What will happen to my job?

Pending receipt of required approvals and closing, the Company and G&W will continue to operate as separate entities and there will be very few changes until the transaction is fully consummated. During this period of time, the Company expects all employees to remain focused on the tasks at hand and to continue to perform your jobs safely and effectively.  G&W has plans to meet with P&W employees over the coming weeks to learn about their particular functions and skills with a goal of bringing the best from both organizations together pending regulatory and shareholder approval.  In addition, G&W operates a global rail business and is in a continual search for high-quality employees.

6.	What happens to the shares I bought through the Company's Employee Stock Purchase Plan (ESPP)?

Holders of any shares purchased through the ESPP through the period ending June 30, 2016 are included in common shares outstanding and will be paid at $25.00 per share when the transaction closes. No additional ESPP shares will be acquired through the ESSP. If the transaction closes, then any funds held by the Company that were contributed by you through regular payroll deductions will be reimbursed. All employees holding ESPP shares (or other shares) should contact the Company's transfer agent, Computershare, to ensure that all of your information is up-to-date. To contact them, please call: (877) 373-6374 or go online to: www.computershare.com.

7.	What will happen to my stock (options)?

This transaction means that every shareholder, including employee shareholders, will receive a cash payment for each share owned. All options, if any, will be cashed out and you will receive a cash payment equal to the difference between $25.00 and the exercise price for each option, net of any withholding taxes.

8.	What will happen to our benefits (health, 401k, etc.)?

Pending receipt of required approvals and closing, employees will continue to receive benefits in accordance with applicable plans. Additionally, employees will continue to participate in the Providence and Worcester Railroad Company 401(k) Plan through the closing of the transaction.

9.	What will happen to my Compensatory/Personal/Vacation time?

None of your accumulated compensatory, personal, or vacation time (together, "Compensatory Time") will change during the transition period. Union employees will continue to receive Compensatory Time as provided in your collective bargaining agreement. Immediately following closing of the transaction, union contracts will be unchanged per the relevant collective bargaining agreement terms.  Management and non-union employees should expect there will be a transition to G&W employee plans, post-closing. Over the coming week's additional information from G&W will be forthcoming.

10.	What will happen to our current leadership?

No decisions have been made regarding the current leadership team. Over the next several months, the current management team will work closely with G&W to plan for the future.

11.	I communicate with customers and shippers frequently, how should I communicate with them during this transaction?

You should continue to work with your customers and shippers as you normally would – it is business as usual until the transaction is completed. The Company asks that you respond to your customers and shippers quickly if they have questions or concerns about this transaction. We expect that you will respond positively about the impact this will have on them. Your supervisor or direct manager will assist you with answering any questions you are unable to address.

12.	Whom should I speak to if I have more questions?

You should speak to your managers/supervisors and address any questions and concerns you may have to them. If they do not know the answer, their supervisor will assist in answering any questions.

13.	What should I do if someone from the media calls to ask about the transaction?

Refer them to the Company's Press Release available on P&W's website (www.pwrr.com) and the Company's Press Spokesperson, Charles D. Rennick.

Additional Information and Where to Find It

In connection with the transaction the Company will file relevant materials with the Securities and Exchange Commission (the "SEC"), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy statement and proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov) or at the Company's website (http://www.pwrr.com) or by writing to the Providence and Worcester Railroad Company, 75 Hammond Street, Worcester, Ma. 01610, Attn:  Charles D. Rennick, General Counsel.

Participant Information

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company's shareholders with respect to the transaction. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the Company's proxy statement on Schedule 14A filed with the SEC on March 21, 2016. To the extent that holdings of the Company's securities have changed since the amounts printed in the Company's proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants and their direct or indirect interests in the transaction, by  security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction, including benefits of the transaction, and the anticipated timing of the transaction. These forward-looking statements generally are identified by the words "believe", "project", "expect", "anticipate", "estimate", "future", "strategy" , "opportunity", "plan", "may", "should", "will", "would", "will be", "will continue", "will likely result", and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the  Company's business and the price of the Company's common stock, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the shareholders of the Company and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on the Company's business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations of the Company and  potential difficulties in Company employee retention as a result of the transaction, (vi) risks related to diverting management's attention from the Company's ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. In addition please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and the Company assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as result of new information, future events, or otherwise.

Contact: Charles D. Rennick

75   Hammond Street
Worcester, MA  01610
Phone  (508) 755-4000, ext.  365
Fax  (508) 795-0748